Exhibit (a)(1)

THE GREATER CHINA FUND, INC.

GATEWAY CENTER THREE, 4th FLOOR

NEWARK, NEW JERSEY 07102-4077

(973) 367-7521

OFFER TO REPURCHASE FOR CASH UP TO 16,987,608 OF ITS ISSUED AND

OUTSTANDING SHARES AT 99% OF NET ASSET VALUE PER SHARE

THE OFFER TO REPURCHASE WILL EXPIRE AT 11:59 P.M. EASTERN TIME ON

FEBRUARY 6, 2013, UNLESS THE OFFER IS AMENDED, EXTENDED OR TERMINATED.

To the Stockholders of The Greater China Fund, Inc.:

The Greater China Fund, Inc., a diversified, closed-end management investment company incorporated under the laws of the state of Maryland (the “Fund”), is offering to repurchase up to 16,987,608 of its issued and outstanding shares of common stock, par value $0.001 per share (the “Fund Shares”). The number of Fund Shares covered by the offer equals 70% of the issued and outstanding Fund Shares as of December 31, 2012. The offer is for cash at a price equal to 99% of the net asset value (“NAV”) per Fund Share as determined by the Fund on February 7, 2013 (or, if the offer is extended, as determined by the Fund on the next business day after the date to which the offer is extended), and is upon the terms and subject to the conditions set forth in this Offer to Repurchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer to Repurchase”). If 75% or more of the Fund Shares issued and outstanding as of December 31, 2012 are tendered and not withdrawn pursuant to this Offer to Repurchase, the Fund will not complete the Offer to Repurchase, the Fund’s Board of Directors will recommend that the Fund be liquidated and the Fund will proceed to solicit proxies from stockholders for the liquidation and dissolution of the Fund.

The Fund normally calculates its NAV per Fund Share on each day that the New York Stock Exchange (“NYSE”) is open for trading at the close of regular trading on the NYSE on such day. The Offer to Repurchase will expire at 11:59 p.m., Eastern Time, on February 6, 2013, unless amended, extended or terminated. The Fund Shares are traded on the NYSE under the symbol “GCH”. The Fund’s NAV on December 31, 2012 was $13.41 per Fund Share. During the pendency of the Offer to Repurchase, current NAV quotations can be obtained from AST Fund Solutions, LLC, the Information Agent for the tender offer (the “Information Agent”), by calling (212) 400-2605 between the hours of 9:00 a.m. and 5:00 p.m., Eastern Time, Monday through Friday (except holidays). Tendering stockholders will not have to pay brokerage fees or commissions to the Fund or BNY Mellon Investment Servicing (the “Depositary”) or, except as set forth in Instruction 7 of the Letter of Transmittal, stock transfer taxes on the purchase of Fund Shares by the Fund pursuant to the Offer to Repurchase. The Fund will pay all charges and expenses of the Information Agent and the Depositary. The Fund expects to begin the process of mailing materials for the Offer to Repurchase to stockholders on or about January 8, 2013.

The operations of the Fund are overseen by a Board of Directors. The Board of Directors is currently composed of Edward Y. Baker (Chairman), John A. Bult, Vincent Duhamel, John A. Hawkins, Gregory Hazlett, C. William Maher, Moritz Sell, Jonathan J.K. Taylor and Tak Lung Tsim. The address of each Director is care of the Fund at Gateway Center Three, 4th Floor, Newark, New Jersey, 07102-4077.

This Offer to Repurchase is subject to certain conditions. See Section 3 of the Offer to Repurchase — “Certain Conditions of the Offer to Repurchase.”

Important Information

Stockholders who desire to participate in the Offer to Repurchase and tender their Fund Shares should either: (1) properly complete and sign the Letter of Transmittal, provide thereon the original of any required signature guarantee(s) and mail or deliver it together with the Fund Shares (in proper certificated or uncertificated form) and any other documents required by the Letter of Transmittal; or (2) request their broker, dealer, commercial bank, trust company, or other nominee to effect the transaction on their behalf. Stockholders who desire to tender Fund Shares registered in the name of such a firm must contact that firm to effect a tender on their behalf. Tendering stockholders will not be obligated to pay brokerage fees or commissions to the Fund or Depositary in connection with their tender of Fund Shares, but they may be charged a fee by such a firm for processing the tender(s). The Fund reserves the absolute right to reject tenders determined not to be in appropriate form.

If you do not wish to tender your Fund Shares, you need not take any action.

NONE OF THE FUND, ITS BOARD OF DIRECTORS, OR ABERDEEN ASSET MANAGEMENT ASIA LIMITED (“ABERDEEN”), THE FUND’S INVESTMENT MANAGER, MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING FUND SHARES. NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND, ITS BOARD OF DIRECTORS OR ABERDEEN AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING FUND SHARES PURSUANT TO THE OFFER TO REPURCHASE OR TO MAKE ANY REPRESENTATION OR TO GIVE ANY INFORMATION IN CONNECTION WITH THE OFFER TO REPURCHASE OTHER THAN AS CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF MADE OR GIVEN, ANY SUCH RECOMMENDATION, REPRESENTATION, OR INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND, ITS BOARD OF DIRECTORS OR ABERDEEN. STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER TO REPURCHASE, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS, AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR FUND SHARES.

THE FUND HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) A TENDER OFFER STATEMENT ON SCHEDULE TO UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE “EXCHANGE ACT”), RELATING TO THE OFFER TO REPURCHASE.

THE MAKING OF THE OFFER TO REPURCHASE MAY, IN SOME JURISDICTIONS, BE RESTRICTED OR PROHIBITED BY APPLICABLE LAW. THIS OFFER TO REPURCHASE IS NOT BEING MADE, DIRECTLY OR INDIRECTLY, IN OR INTO, AND MAY NOT BE ACCEPTED FROM WITHIN, ANY JURISDICTION IN WHICH THE MAKING OF THE TENDER OFFER OR THE ACCEPTANCE OF THE TENDER OFFER WOULD, ABSENT PRIOR REGISTRATION, FILING OR QUALIFICATION UNDER APPLICABLE LAWS, NOT BE IN COMPLIANCE WITH THE LAWS OF THAT JURISDICTION. ACCORDINGLY, PERSONS IN WHOSE POSSESSION IT COMES ARE REQUIRED TO INFORM THEMSELVES OF AND OBSERVE ANY SUCH RESTRICTIONS.

The Depositary for the Offer to Repurchase is:

BNY Mellon Investment Servicing

By Mail:		By Overnight Courier or by Hand:

BNY Mellon Investment Servicing		BNY Mellon Investment Servicing
Corporate Action Dept. P.O. Box 3301		Attn: Corporate Action Dept., 27th Floor
South Hackensack, NJ 07606		480 Washington Boulevard
Jersey City, NJ 07310
By Facsimile Transmission: (201) 680-4626

To Confirm Facsimile Only:
(201) 680-4860

The Information Agent for the Offer to Repurchase is:
AST Fund Solutions, LLC
(212) 400-2605

i

SUMMARY TERM SHEET

(Section References are to the Offer to Repurchase)

This Summary Term Sheet highlights important information concerning this repurchase offer. To understand the repurchase offer fully and for a more complete discussion of the terms and conditions, you should read carefully the entire Offer to Repurchase and the related Letter of Transmittal.

What is the repurchase offer?

•

The Board of Directors of The Greater China Fund, Inc. (the “Fund”) has authorized the Fund to conduct an issuer self-tender offer commencing on January 8, 2013 and expiring on February 6, 2013, unless amended, extended or terminated. The Fund is offering to repurchase up to 16,987,608 of its outstanding shares of common stock, par value $0.001 (“Fund Shares”), which is equal to 70% of the Fund’s issued and outstanding Fund Shares as of December 31, 2012, for cash at a price per share equal to 99% of the per share net asset value as determined by the Fund on February 7, 2013 (or, if the offer is extended, as determined by the Fund on the next business day after the date to which the offer is extended) upon specified terms and subject to conditions as set forth in the tender offer documents, including the condition that if 75% or more of the Fund Shares issued and outstanding as of December 31, 2012 have been tendered and not withdrawn by 11:59 p.m., Eastern Time, on February 6, 2013, then the repurchase offer will be cancelled, the Fund’s Board of Directors will recommend that the Fund be liquidated and the Fund will proceed to solicit proxies from stockholders for the liquidation and dissolution of the Fund.

Why is the Fund making this repurchase offer?

•

The Fund believes the repurchase offer meets two objectives: (i) liquidity for Fund stockholders who wish to tender; and (ii) preserves a viable investment vehicle for Fund stockholders to be managed by Aberdeen Asset Management Asia Limited (“Aberdeen”), the Fund’s new investment manager.

This Offer to Repurchase follows discussions and an agreement with City of London Investment Management Company Limited (“CLIM”), which is the largest beneficial owner of the Fund’s shares, pursuant to which the Fund agreed to promptly commence a tender offer following the approval of Aberdeen as the Fund’s investment manager at the Special Meeting of Stockholders (the “Special Meeting”), held on January 8, 2013. Aberdeen was approved as investment manager at the Special Meeting. Additionally, pursuant to such agreement, CLIM has agreed to tender all of the Fund Shares that it beneficially owns upon expiration of the Offer to Repurchase, and in the event that CLIM is able to tender all of the Fund Shares it beneficially owns, CLIM has agreed that it will enter into a “standstill agreement” with the Fund for one year following the completion of the Offer to Repurchase. Under the standstill agreement, CLIM would be permitted to be a passive investor in the Fund and to purchase Fund Shares for investment purposes only. The Fund has further agreed with CLIM that if 75% or more of the Fund’s outstanding Fund Shares have been tendered and not withdrawn in the Offer to Repurchase, then the Offer to Repurchase will be cancelled, the Board of Directors will recommend that the Fund be liquidated and the Fund will proceed to solicit proxies from stockholders for the liquidation and dissolution of the Fund immediately thereafter. The Board believes that if 75% or more of the Fund’s stockholders have tendered, then it is appropriate to recommend that stockholders vote to liquidate the Fund.

A tender offer can create liquidity more quickly than a fund proceeding towards liquidation and dissolution, as liquidation and dissolution requires a stockholder vote that is required to comply with applicable notice and meeting requirements. Additionally, a tender offer will allow those stockholders who wish to continue to invest in the greater China region to remain in the Fund under a new investment manager. The Board believes that conducting the Offer to Repurchase in conjunction with appointing Aberdeen as investment manager could benefit the Fund and its stockholders because the Offer to Repurchase would be expected to decrease the amount the market price of Fund Shares is discounted relative to the net asset value of the Fund and provide increased liquidity for stockholders. It is the Board’s understanding that, in general, closed-end funds that conduct tender offers are traded at less of a discount than closed-end funds that do not for at least a limited period of time.

When will the repurchase offer expire, and may the offer be extended?

•

The repurchase offer will expire at 11:59 p.m., Eastern Time, on February 6, 2013, unless amended, extended or terminated. The Fund may elect at any time to extend the expiration date of the repurchase offer by issuing a press release or making some other public announcement no later than the next business day after the offer otherwise would have expired. See Section 14.

What is the net asset value per Fund Share as of a recent date?

•

As of December 31, 2012, the Fund’s net asset value per Fund Share was $13.41 and, on such date, the last reported sales price on the New York Stock Exchange for a share of the Fund’s common stock was $12.86. See Section 8. Before the repurchase offer expires, net asset value quotations can be obtained from AST Fund Solutions, LLC, the Information Agent for the tender offer (the “Information Agent”), by calling (212) 400-2605 between 9:00 a.m. and 5:00 p.m., Eastern Time, Monday through Friday (except holidays). The Fund advises you to obtain a recent quotation for Fund Shares when deciding whether to tender your Fund Shares.

Will the net asset value be higher or lower on the date that the price to be paid for tendered Fund Shares is to be determined?

•	No one can accurately predict what the net asset value per Fund Share will be at any future date.

How do I tender my Fund Shares?

•

If your Fund Shares are registered in your name, you should obtain the repurchase offer materials, including the Offer to Repurchase and the related Letter of Transmittal, read them, and, if you should decide to tender, complete a Letter of Transmittal and submit any other documents required by the Letter of Transmittal. These materials must be received by BNY Mellon Investment Servicing (the “Depositary”) in proper form before 11:59 p.m., Eastern Time, on February 6, 2013 (unless the repurchase offer is extended by the Fund, in which case, the new deadline will be as stated in the public announcement of the extension). If your Fund Shares are held by a broker, dealer, commercial bank, trust company or other nominee (e.g., in “street name”), you should contact that firm to obtain the package of information necessary to make your decision, and you can only tender your Fund Shares by directing that firm to complete, compile and deliver the necessary documents for submission to the Depositary before 11:59 p.m., Eastern Time, on February 6, 2013 (or if the offer is extended, the expiration date as extended). See Section 4.

Must I tender all of my Fund Shares for repurchase?

•	No. You may tender for repurchase all or part of the Fund Shares you own. However, only up to 16,987,608 of the Fund’s outstanding shares will be accepted for tender. See Section 1.

If I decide not to tender, how will the Offer to Repurchase affect the Fund Shares I hold?

•	Your percentage ownership interest in the Fund will increase after completion of the Offer to Repurchase. The asset size of the Fund will decrease as a result of the Offer to Repurchase, which is likely to result in a higher expense ratio for the Fund, and possibly in less investment flexibility for the Fund, depending on the number of Shares repurchased. Additionally, a reduction in the number of Fund Shares issued and outstanding may reduce the volume of trading in the Fund Shares and make it more difficult to buy or sell significant amounts of Shares without affecting the market price. See Section 7.

May I withdraw my Fund Shares after I have tendered them for repurchase and, if so, by when?

•

Yes, you may withdraw all of your tendered Fund Shares at any time prior to 11:59 p.m., Eastern Time, on February 6, 2013 or, if the offer is extended, at any time prior to 11:59 p.m., Eastern Time, on the new expiration date. In order for your withdrawal to be effective, the Depositary must receive your notice of withdrawal prior to the expiration of the repurchase offer at one of the addresses listed on the back cover of this Offer to Repurchase. You may resubmit withdrawn Fund Shares by following the repurchase procedures before the repurchase offer expires, including during any extension period.

How do I withdraw previously tendered Fund Shares?

•

A notice of withdrawal of tendered Fund Shares must be timely received by the Depositary, which specifies the name of the stockholder who tendered the Fund Shares, the number of Fund Shares being withdrawn (which must be all of the Fund Shares tendered) and, as regards to share certificates which represent tendered Fund Shares that have been delivered or otherwise identified to the Depositary, the name of the registered owner of such Fund Shares if different than the person who tendered the shares. See Section 5.

May I place any conditions on my tender of Fund Shares?

•	No.

How many of my Fund Shares will the Fund repurchase?

•

The Fund is offering to repurchase up to 16,987,608 Fund Shares. If stockholders tender and do not withdraw more than 16,987,608 Fund Shares, but less than 18,201,009 Fund Shares (or 75% of the issued and outstanding Fund Shares as of December 31, 2012), for repurchase, the Fund will repurchase duly tendered shares from participating stockholders on a pro rata basis, disregarding fractions, based upon the number of Fund Shares each stockholder tenders for repurchase and does not timely withdraw, unless the Fund determines not to purchase any shares. The Fund does not intend to increase the number of shares that it is offering to repurchase, even if stockholders tender more than the maximum number of shares to be repurchased by the Fund in the repurchase offer. If stockholders tender 18,201,009 or more Fund Shares (or 75% or more of the issued and outstanding Fund Shares as of December 31, 2012), the Offer to Repurchase will be cancelled and the Fund will proceed to solicit proxies from stockholders for the liquidation and dissolution of the Fund.

Does the Fund have the financial resources to make payment?

•	Yes. Although permitted to do so, the Fund does not expect to borrow any money to finance the repurchase of tendered Fund Shares. See Section 7.

If Fund Shares I tender are accepted by the Fund, when will payment be made?

•	It is contemplated, subject to change, that payment for tendered Fund Shares, if accepted, will be made promptly after the expiration of the tender offer. See Section 6.

Is my sale of Fund Shares in the tender offer a taxable transaction?

•

A sale of Fund Shares in the tender offer will be a taxable transaction (except with respect to tax-exempt stockholders) for U.S. federal income tax purposes. Depending on a stockholder’s particular circumstances, and the number of Fund Shares tendered and purchased pursuant to the tender offer, the sale of Fund Shares pursuant to the tender offer will be treated as either (i) a “sale or exchange” of those Fund Shares, producing gain or loss equal to the difference, if any, between the amount of cash received and the stockholder’s adjusted tax basis in the Fund Shares sold pursuant to the tender offer, or (ii) the receipt of a distribution from the Fund, taxable as a dividend to the extent of such stockholder’s allocable share of the Fund’s “earnings and profits.” There is also a risk of adverse tax consequences for stockholders whose percentage interests in the Fund increase as a result of the tender offer, even if the stockholder does not tender any Fund Shares pursuant to the tender offer. See Section 13 for details, including the nature of the income or loss and the differing rules for U.S. and non-U.S. stockholders. Please consult your tax advisor.

Is the Fund required to complete the tender offer and purchase all Fund Shares tendered up to the number of Fund Shares tendered for?

•	Under most circumstances, yes. There are certain circumstances, however, in which the Fund will not be required to purchase any Fund Shares tendered as described in Section 3.

Is there any reason Fund Shares tendered would not be accepted?

•

In addition to those circumstances described in Section 3 in which the Fund is not required to accept tendered Fund Shares, the Fund has reserved the right to reject any and all tenders determined by it not to be in appropriate form. Tenders will be rejected if they do not include original signature(s) or the original of any required signature guarantee(s).

How will tendered Fund Shares be accepted for payment?

•

Properly tendered Fund Shares, up to the number tendered for and subject to the conditions of the Offer to Repurchase, will be accepted for payment by a determination of the Fund followed by notice of acceptance to the Depositary, which is thereafter to make payment as directed by the Fund with funds to be deposited with it by the Fund. See Section 6.

What action need I take if I decide not to tender my Fund Shares?

•	None.

Does management encourage stockholders to participate in the tender offer, and will they participate in the tender offer?

•

No. Neither the Fund, its Board of Directors, nor the Fund’s investment manager is making any recommendation to tender or not to tender Fund Shares in the tender offer. The Fund has been advised that no director or officer of the Fund intends to tender Fund Shares pursuant to the tender offer. See Section 10.

How do I obtain information?

•

Questions, requests for assistance and requests for additional copies of the Offer to Repurchase, the Letter of Transmittal and all other tender offer documents should be directed to the Information Agent, toll free at (212) 400-2605. If you do not own Fund Shares directly, you should obtain this information and the documents from your broker, dealer, commercial bank, trust company or other nominee, as appropriate.

How do I obtain information regarding the number of Fund Shares I hold?

•

Questions regarding the number of Fund Shares you hold should be directed to the Information Agent, toll free at (212) 400-2605. If you do not own Fund Shares directly, you should obtain this information from your broker, dealer, commercial bank, trust company, or other nominee, as appropriate.

1.    Price; Number of Fund Shares.    Upon the terms and subject to the conditions of the Offer to Repurchase, the Fund will accept for payment and purchase for cash up to 16,987,608 of its issued and outstanding Fund Shares that are properly tendered prior to 11:59 p.m., Eastern Time, on February 6, 2013 (and not withdrawn in accordance with Section 5). The number of Fund Shares covered by the Offer to Repurchase equals 70% of the Fund’s issued and outstanding Fund Shares as of December 31, 2012. The Fund reserves the right to amend, extend or terminate the Offer to Repurchase, subject to certain conditions described in more detail in Sections 3 and 14. The Fund will not be obligated to purchase Fund Shares pursuant to the Offer to Repurchase under certain circumstances. See Section 3. The later of February 6, 2013 or the latest date to which the Offer to Repurchase is extended is hereinafter called the “Expiration Date.” The purchase price of the Fund Shares will be 99% of their NAV per Fund Share as determined by the Fund on the next business day after the Expiration Date. The Fund will not pay interest on the purchase price under any circumstances. The NAV as determined by the Fund on December 31, 2012 was $13.41 per Fund Share. Before the Offer to Repurchase expires, current NAV quotations can be obtained from the Information Agent by calling (212) 400-2605 between the hours of 9:00 a.m. and 5:00 p.m., Eastern Time, Monday through Friday (except holidays). Stockholders who do not own Fund Shares directly should obtain this information from their broker, dealer, commercial bank, trust company or other nominee, as appropriate. The Fund advises you to obtain a recent quotation for Fund Shares in deciding whether to tender your shares.

The Offer to Repurchase is being made to all stockholders and is not conditioned upon stockholders tendering in the aggregate any minimum number of Fund Shares.

The Fund is offering to repurchase up to 16,987,608 Fund Shares. If stockholders tender and do not withdraw more than 16,987,608 Fund Shares, but less than 18,201,009 Fund Shares (or 75% of the issued and outstanding Fund Shares as of December 31, 2012), for repurchase, the Fund will repurchase duly tendered Fund Shares from participating stockholders on a pro rata basis, disregarding fractions, based upon the number of Fund Shares each stockholder tenders for repurchase and does not timely withdraw, unless the Fund determines not to purchase any Fund Shares. The Fund does not intend to increase the number of Fund Shares that it is offering to repurchase, even if stockholders tender more than the maximum number of Fund Shares to be repurchased by the Fund in the repurchase offer. If stockholders tender 18,201,009 or more Fund Shares (or 75% or more of the issued and outstanding Fund Shares as of December 31, 2012), the Offer to Repurchase will be cancelled and the Fund will proceed to solicit proxies from stockholders for the liquidation and dissolution of the Fund.

On December 31, 2012, there were 24,268,012 Fund Shares issued and outstanding, and there were 246 stockholders of record of Fund Shares. Certain of these holders of record were brokers, dealers, commercial banks, trust companies, and other institutions that held Fund Shares in nominee name on behalf of multiple beneficial owners.

2.    Purpose of the Offer to Repurchase, Plans or Proposal of the Fund.    The Fund’s Board of Directors has authorized the Fund to conduct an issuer self-tender offer commencing on January 8, 2013 and expiring on February 6, 2013, unless amended, extended or terminated. The Fund is authorized to purchase up to 70% of its issued and outstanding Fund Shares for cash at a price per share equal to 99% of its NAV per Fund Share as determined by the Fund on the next business day after the Expiration Date, provided that if 75% or more of the Fund Shares issued and outstanding as of December 31, 2012 are tendered and not withdrawn pursuant to Section 5 of this Offer to Repurchase, the Fund will not complete the Offer to Repurchase, the Fund’s Board of Directors will recommend that the Fund be liquidated and the Fund will proceed to solicit proxies from stockholders for the liquidation and dissolution of the Fund.

This Offer to Repurchase follows discussions and an agreement with City of London Investment Management Company Limited (“CLIM”), which is the largest beneficial owner of the Fund’s shares, pursuant to which the Fund agreed to promptly commence a tender offer following the approval of Aberdeen as the Fund’s investment manager at the Special Meeting of Stockholders (the “Special Meeting”), held on January 8, 2013. Aberdeen was approved as investment manager at the Special Meeting. Additionally, pursuant to such agreement, CLIM has agreed to tender all of the Fund Shares that it beneficially owns upon expiration of the Offer to Repurchase, and in the event that CLIM is able to tender all of the Fund Shares it beneficially owns, CLIM has agreed that it will enter into a “standstill agreement” with the Fund for one year following the completion of the Offer to Repurchase. Under the standstill agreement, CLIM would be permitted to be a passive investor in the Fund and to purchase Fund Shares for investment purposes only. The Fund has further agreed with CLIM that if 75% or more of the Fund’s outstanding Fund Shares have been tendered and not withdrawn in the Offer to Repurchase, then the Offer to Repurchase will be cancelled, the Board of Directors will recommend that the Fund be liquidated and the Fund will proceed to solicit proxies from stockholders for the liquidation and dissolution of the Fund immediately thereafter. The Board believes that if 75% or more of the Fund’s stockholders have tendered, then it is appropriate to recommend that stockholders vote to liquidate the Fund.

The Fund believes the repurchase offer meets two objectives: (i) liquidity for Fund stockholders who wish to tender; and (ii) preserves a viable investment vehicle for Fund stockholders to be managed by Aberdeen. A tender offer can create liquidity more quickly than a fund proceeding towards liquidation and dissolution, as liquidation and dissolution requires a stockholder vote that is required to comply with applicable notice and meeting requirements. Additionally, a tender offer will allow those stockholders who wish to continue to invest in the greater China region to remain in the Fund under a new investment manager.

Any Fund Shares purchased by the Fund pursuant to the Offer to Repurchase will become authorized but unissued Fund Shares and will be available for issuance by the Fund without further shareholder action (except as required by applicable law or the rules of national securities exchanges on which the Fund Shares are listed).

3.    Certain Conditions of the Offer to Repurchase.    Notwithstanding any other provision of the Offer to Repurchase, the Fund will not purchase Fund Shares pursuant to the Offer to Repurchase (a) if 75% or more of the Fund Shares issued and outstanding as of December 31, 2012 are tendered and not withdrawn in the Offer to Repurchase, (b) when such transactions, if consummated, would (i) result in the delisting of the Fund’s shares from the NYSE or (ii) impair, jeopardize or cause the loss of the Fund’s status as a regulated investment company under the Internal Revenue Code of 1986, as amended; (c) when there is any (i) legal or regulatory action or proceeding instituted or threatened challenging the tender offer or transactions constituent thereto, (ii) suspension of, or limitations on, prices for trading securities generally on the NYSE or other national securities exchanges, (iii) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State, (iv) limitation affecting the Fund imposed by federal or state authorities on the extension of credit by lending institutions, or (v) commencement after January 8, 2013 of war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any foreign country in which the Fund invests or which is material to the Fund or a material escalation of any such existing war, armed hostilities or other international or national calamity that is material to the Fund; (d) when the amount of Fund Shares tendered would require liquidation of such a substantial portion of the Fund’s securities that the Fund would not be able to liquidate portfolio securities in an orderly manner in light of the existing market conditions, and such liquidation would have an adverse effect on the NAV of the Fund to the detriment of non-tendering stockholders; or (e) when the Board determines in good faith that effecting any transaction constituent to the tender offer would constitute a breach of their duty owed to the Fund or its stockholders or would otherwise violate applicable law.

The foregoing conditions are for the Fund’s sole benefit and may be asserted by the Fund regardless of the circumstances giving rise to any such condition (including any action or inaction of the Fund), and any such condition may be waived by the Fund, in whole or in part, at any time and from time to time in its reasonable judgment. The Fund’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section 3 shall be final and binding.

The Fund reserves the right, at any time during the pendency of the Offer to Repurchase, to amend or extend the Offer to Repurchase in any respect. See Section 14.

4.    Procedures for Tendering Fund Shares.

(a)    Proper Tender of Fund Shares.    For Fund Shares to be properly tendered pursuant to the Offer to Repurchase, a stockholder must cause a properly completed and duly executed Letter of Transmittal bearing original signature(s) and the original of any required signature guarantee(s), and any other documents required by the Letter of Transmittal, to be received by the Depositary at the appropriate address set forth above and must either cause certificates for tendered Fund Shares to be received by the Depositary at such address or cause such Fund Shares to be delivered pursuant to the procedures for book-entry delivery set forth below (and confirmation of receipt of such delivery to be received by the Depositary), in each case before 11:59 p.m., Eastern Time, on the Expiration Date, or (in lieu of the foregoing) such stockholder must comply with the guaranteed delivery procedures set forth below. Letters of Transmittal and certificates representing tendered Fund Shares should not be sent or delivered to the Fund. Stockholders who desire to tender Fund Shares registered in the name of a broker, dealer, commercial bank, trust company, or other nominee must contact that firm to effect a tender on their behalf.

Section 14(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 14e-4 promulgated thereunder, make it unlawful for any person, acting alone or in concert with others, directly or indirectly, to tender Fund Shares in a partial tender offer for such person’s own account unless at the time of tender, and at the time the Fund Shares are accepted for payment, the person tendering has a net long position equal to or greater than the amount tendered in (a) Fund Shares, and will deliver or cause to be delivered such Fund Shares for the purpose of tender to the Fund within the period specified in the Offer to Repurchase, or (b) an equivalent security and, upon the acceptance of his or her tender, will acquire Fund Shares by conversion, exchange, or exercise of such equivalent security to the extent required by the terms of the Offer to Repurchase, and will deliver or cause to be delivered the Fund Shares so acquired for the purpose of tender to the Fund prior to or on the Expiration Date. Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

The acceptance of Fund Shares by the Fund for payment will constitute a binding agreement between the tendering stockholder and the Fund upon the terms and subject to the conditions of the Offer to Repurchase, including the tendering stockholder’s representation that the stockholder has a net long position in the Fund Shares being tendered within the meaning of Rule 14e-4 and that the tender of such Fund Shares complies with Rule 14e-4.

(b)    Signature Guarantees and Method of Delivery.    No signature guarantee is required if (a) the Letter of Transmittal is signed by the registered holder(s) (including, for purposes of this document, any participant in The Depository Trust Company (“DTC”) book-entry transfer facility whose name appears on DTC’s security position listing as the owner of Fund Shares) of the Fund Shares tendered thereby, unless such holder(s) has completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” in the Letter of Transmittal; or (b) the Fund Shares tendered are tendered for the account of a firm (an “Eligible Institution”) that is a broker, dealer, commercial bank, credit union, savings association, or other entity and is a member in good standing of a stock transfer association’s approved medallion program (such as STAMP, SEMP or MSP). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 6 of the Letter of Transmittal.

If the Letter of Transmittal is signed by the registered holder(s) of the Fund Shares tendered thereby, the signature(s) must correspond with the name(s) as written on the face of the certificate(s) for the Fund Shares tendered without alteration, enlargement or any change whatsoever.

If any of the Fund Shares tendered thereby are owned of record by two or more joint owners, all such owners must sign the Letter of Transmittal.

If any of the tendered Fund Shares are registered in different names, it is necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations.

If the Letter of Transmittal or any certificates for Fund Shares tendered or stock powers relating to Fund Shares tendered are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Fund of their authority so to act must be submitted.

If the Letter of Transmittal is signed by the registered holder(s) of the Fund Shares transmitted therewith, no endorsements of certificates or separate stock powers with respect to such Fund Shares are required unless payment is to be made to, or certificates for Fund Shares not purchased are to be issued in the name of, a person other than the registered holder(s). Signatures on such certificates or stock powers must be guaranteed by an Eligible Institution.

If the Letter of Transmittal is signed by a person other than the registered holder(s) of the certificate(s) listed thereon, the certificate(s) must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the certificate(s) for the Fund Shares involved. Signatures on such certificates or stock powers must be guaranteed by an Eligible Institution. See Section 6.

(c)    Book-Entry Delivery.    The Depositary has established an account with respect to the Fund Shares at DTC for purposes of the Offer to Repurchase. Any financial institution that is a participant in the DTC system may make book-entry delivery of tendered Fund Shares by causing DTC to transfer such Fund Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfers. However, although delivery of Fund Shares may be effected through book-entry transfer into the Depositary’s account at DTC, a Letter of Transmittal (or a copy or facsimile thereof) properly completed and bearing original signature(s) and the original of any required signature guarantee(s), or an Agent’s Message (as defined below) in connection with a book-entry transfer and any other documents required by the Letter of Transmittal, must, in any case, be received by the Depositary prior to 11:59 p.m., Eastern Time, on the Expiration Date at one of its addresses set forth above, or the tendering stockholder must comply with the guaranteed delivery procedures described below.

The term “Agent’s Message” means a message from DTC transmitted to, and received by, the Depositary forming a part of a timely confirmation of a book-entry transfer of Fund Shares (a “Book-Entry Confirmation”), which states that (a) DTC has received an express acknowledgment from the DTC participant tendering the Fund Shares that are the subject of the Book-Entry Confirmation, (b) the DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal, and (c) the Fund may enforce such agreement against the DTC participant.

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary.

(d)    Guaranteed Delivery.    Notwithstanding the foregoing, if a stockholder desires to tender Fund Shares pursuant to the Offer to Repurchase and the certificates for the Fund Shares to be tendered are not immediately available, or time will not permit the Letter of Transmittal and all documents required by the Letter of Transmittal to reach the Depositary prior to 11:59 p.m., Eastern Time, on the Expiration Date, or a stockholder cannot complete the procedures for delivery by book-entry transfer on a timely basis, then such stockholder’s Fund Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

(i)    the tender is made by or through an Eligible Institution;

(ii)    a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by the Fund is received by the Depositary prior to 11:59 p.m., Eastern Time, on the Expiration Date; and

(iii)    the certificates for all such tendered Fund Shares, in proper form for transfer, or a Book-Entry Confirmation with respect to such Fund Shares, as the case may be, together with a Letter of Transmittal (or a copy or facsimile thereof) properly completed and bearing original signature(s) and the original of any required signature guarantee(s) (or, in the case of a book-entry transfer, an Agent’s Message) and any documents required by the Letter of Transmittal, are received by the Depositary prior to 11:59 p.m., Eastern Time, on the third NYSE trading day after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by overnight courier or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution and a representation that the stockholder owns the Fund Shares tendered within the meaning of, and that the tender of the Fund Shares effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in the Notice of Guaranteed Delivery.

The method of delivery of any documents, including Fund Share certificates, the Letter of Transmittal and any other required documents, is at the option and sole risk of the tendering stockholder. If documents are sent by mail, registered mail with return receipt requested and proper insurance is recommended. Stockholders have the responsibility to cause their Fund Shares to be tendered (in proper certificated or uncertificated form), the Letter of Transmittal (or a copy or facsimile thereof) properly completed and bearing original signature(s) and the original of any required signature guarantee(s), and any other documents required by the Letter of Transmittal, to be timely delivered. Timely delivery is a condition precedent to acceptance of Fund Shares for purchase pursuant to the Offer to Repurchase and to payment of the purchase amount.

Notwithstanding any other provision hereof, payment for Fund Shares accepted for payment pursuant to the Offer to Repurchase will, in all cases, be made only after timely receipt by the Depositary of Fund Share certificates evidencing such Fund Shares or a Book-Entry Confirmation of the delivery of such Fund Shares (if available), a Letter of Transmittal (or a copy or facsimile thereof) properly completed and bearing original signature(s) and the original of any required signature guarantee(s) or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the Letter of Transmittal.

(e)    Determinations of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, which determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined not to be in appropriate form or to refuse to accept for payment, purchase, or pay for any Fund Shares if, in the opinion of the Fund’s counsel, accepting, purchasing or paying for such Fund Shares would be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer to Repurchase or any defect in any tender, whether generally or with respect to any particular Fund Share(s) or stockholder(s). The Fund’s interpretations of the terms and conditions of the Offer to Repurchase shall be final and binding. By tendering shares to the Fund, you agree to accept all decisions the Fund makes concerning these matters and waive any right you might otherwise have to challenge those decisions.

None of the Fund, its Board of Directors, Aberdeen, the Depositary, or any other person is or will be obligated to give any notice of any defect or irregularity in any tender, and none of them will incur any liability for failure to give any such notice.

(f)    Procedures for Participants in the Dividend Reinvestment Plan.    Holders of Fund Shares acquired through the Fund’s Dividend Reinvestment Plan may tender such shares by completing the appropriate section of the Letter of Transmittal. If a stockholder tenders shares acquired through the Dividend Reinvestment Plan, all such shares credited to such stockholder’s account(s) will be tendered, unless the stockholder otherwise specifies in the Letter of Transmittal. If a stockholder does not complete the section of the Letter of Transmittal to tender Fund Shares acquired through the Dividend Reinvestment Plan, no Fund Shares acquired by that stockholder through the Dividend Reinvestment Plan will be deemed to have been tendered.

(g)    United States Federal Income Tax Withholding.    As described below in Section 13, payments made to Non-U.S. Stockholders (as defined in Section 13) pursuant to the Offer to Repurchase may be subject to U.S. federal income tax withholding at a rate of 30% (or such lower rate as may be applicable under a tax treaty). Following completion of the Offer to Repurchase, the Fund will determine whether to withhold U.S. federal income tax from payments made pursuant to the Offer to Repurchase to Non-U.S. Stockholders.

Further, a U.S. federal back-up withholding tax will apply to the gross payments made pursuant to the Offer to Repurchase unless, prior to such payments, each stockholder accepting the Offer to Repurchase who has not previously submitted to the Fund a correct, completed and signed Form W-9 (for U.S. Stockholders, as defined in Section 13) or Form W-8BEN or other appropriate form (for Non-U.S. Stockholders), or otherwise established an exemption from such withholding, submits the appropriate form to the Depositary. The back-up withholding rate is 28% of the gross payments made pursuant to the Offer to Repurchase. See Section 13.

5.    Withdrawal Rights.    At any time prior to 11:59 p.m., Eastern Time, on the Expiration Date, and, if the Fund Shares have not by then been accepted for payment by the Fund, at any time on or after March 7, 2013, any stockholder may withdraw all, but not less than all, of the Fund Shares that the stockholder has tendered.

To be effective, a written notice of withdrawal of Fund Shares tendered must be timely received by the Depositary at the appropriate address set forth above. Stockholders may also send a facsimile transmission notice of withdrawal to the Depositary at (201) 680-4626 (to confirm facsimile transmission, use (201) 680-4860), which must be timely received by the Depositary, and the original notice of withdrawal must be delivered to the Depositary by overnight courier or by hand the next day. Any notice of withdrawal must specify the name(s) of the person having tendered the Fund Shares to be withdrawn, the number of Fund Shares to be withdrawn (which may not be less than all of the Fund Shares tendered by the stockholder — see Sections 1 and 14) and, if one or more certificates representing such Fund Shares have been delivered or otherwise identified to the Depositary, the name(s) of the registered owner(s) of such Fund Shares as set forth in such certificate(s) if different from the name(s) of the person tendering the Fund Shares. If one or more certificates have been delivered to the Depositary, then, prior to the release of such certificate(s), the certificate number(s) shown on the particular certificate(s) evidencing such Fund Shares must also be submitted and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution.

All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by the Fund in its sole discretion, which determination shall be final and binding. None of the Fund, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Fund Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer to Repurchase. Withdrawn Fund Shares, however, may be re-tendered by following the procedures described in Section 4 prior to 11:59 p.m., Eastern Time, on the Expiration Date. Except as otherwise provided in this Section 5, tenders of Fund Shares made pursuant to the Offer to Repurchase will be irrevocable.

None of the Fund, its Board of Directors, Aberdeen, the Depositary or any other person is or will be obligated to give any notice of any defect or irregularity in any notice of withdrawal, nor shall any of them incur any liability for failure to give any such notice.

6.    Payment for Fund Shares.    For purposes of the Offer to Repurchase, the Fund will be deemed to have accepted for payment and purchased Fund Shares that are tendered (and not withdrawn in accordance with Section 5 pursuant to the Offer to Repurchase) when, as and if it gives oral or written notice to the Depositary of its acceptance of such Fund Shares for payment pursuant to the Offer to Repurchase. Under the Exchange Act, the Fund is obligated to pay for or return tendered Fund Shares promptly after the termination, expiration, or withdrawal of the Offer to Repurchase. Upon the terms and subject to the conditions of the Offer to Repurchase, the Fund will pay for Fund Shares properly tendered promptly after the Expiration Date. The Fund will make payment for Fund Shares purchased pursuant to the Offer to Repurchase by depositing the aggregate purchase price therefor with the Depositary, which will make payment to stockholders promptly as directed by the Fund. The Fund will not pay interest on the purchase price under any circumstances.

In all cases, payment for Fund Shares purchased pursuant to the Offer to Repurchase will be made only after timely receipt by the Depositary of (a) a Letter of Transmittal (or a copy thereof) properly completed and bearing original signature(s) and any required signature guarantee(s), (b) such Fund Shares (in proper certificated or uncertificated form), and (c) any other documents required by the Letter of Transmittal. Stockholders may be charged a fee by a broker, dealer, or other institution for processing the tender requested. Certificates representing Fund Shares tendered but not purchased will be returned promptly following the termination, expiration, or withdrawal of the Offer to Repurchase, without further expense to the tendering stockholder. The Fund will pay any transfer taxes payable on the transfer to it of Fund Shares purchased pursuant to the Offer to Repurchase. If, however, tendered Fund Shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any such transfer taxes (whether imposed on the registered owner or such other person) payable on account of the transfer to such person of such Fund Shares will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. The Fund may not be obligated to purchase Fund Shares pursuant to the Offer to Repurchase under certain conditions. See Section 3.

7.    Source and Amount of Funds; Effects of the Offer to Repurchase.    The actual total cost of the Offer to Repurchase to the Fund cannot be determined at this time because the number of Fund Shares to be purchased will depend on the number tendered, and the price will be based on the net asset value per Fund Share as of the close of the regular trading session of the NYSE on the next business day following the Expiration Date. The estimated total purchase price to be paid by the Fund in order to buy the full 70% of its issued and outstanding Fund Shares (16,987,608 Fund Shares as of December 31, 2012) pursuant to the Offer to Repurchase would be approximately $225,595,434 (based on a price per Fund Share of $13.28, which equals 99% of the NAV per Fund Share as determined by the Fund on December 31, 2012).

In addition to the purchase price for tendered shares, the Fund will incur significant costs in conducting the Offer to Repurchase, including, but not limited to, filing, legal and solicitation fees, and printing costs. On December 31, 2012, the aggregate value of the Fund’s net assets was approximately $325,372,536. Based on the Fund’s assumptions for the cost of conducting the Offer to Repurchase, the Offer to Repurchase would appear likely to result in accretion to the Fund’s NAV per share, due to the fact that the tender price would represent a 1% discount to the Fund’s NAV per share. The Fund will realize an immediate savings equal to 1% of the aggregate of the shares purchased in the Offer to Repurchase, when purchasing at 99% of the NAV per Fund Share. Assuming the Fund purchases the full 70% of its issued and outstanding Fund Shares, this savings amount, measured on December 31, 2012, would be approximately $2,208,389, which is in excess of the estimated tender offer costs discussed above. If the Fund purchases fewer than 70% of its issued and outstanding Fund Shares pursuant to the Offer to Repurchase, then the estimated savings noted above would be lower, and, in the extreme case that the Fund purchases substantially fewer than 70% of its issued and outstanding Fund Shares, transactions costs potentially could be higher than any accretive effect for the Fund. There may be other adverse consequences as described below.

To pay the aggregate purchase price of Fund Shares accepted for payment pursuant to the Offer to Repurchase, the Fund anticipates that funds will first be derived from any cash on hand and then from the proceeds from the sale of portfolio securities held by the Fund. The selection of which portfolio securities to sell will be made by Aberdeen, taking into account, among other things, investment merit, relative liquidity and applicable investment restrictions and legal requirements.

There are no material conditions to the financing of the transaction. There are no other alternative financing plans or arrangements for the transaction.

Effect on Net Asset Value and Consideration Received by Tendering Shareholders.

The Offer to Repurchase may have certain adverse consequences for tendering and non-tendering shareholders.

Because the Fund may sell portfolio securities to raise cash for the purchase of Fund Shares, during the pendency of the Offer to Repurchase and possibly for a short time thereafter, the Fund may hold a greater than normal percentage of its assets in cash and cash equivalents, which would tend to decrease the Fund’s net income. As of December 31, 2012, approximately $2.3 million of the Fund’s assets consisted of cash and cash equivalents (excluding the cash collateral for securities lending transactions).

The sale by the Fund of portfolio securities to raise cash to finance the Offer to Repurchase may cause the market prices of portfolio securities being sold to decline and hence the Fund’s NAV may decline. If any such decline occurs, the Fund cannot predict what its magnitude would be or whether such a decline would be temporary or continue to or beyond the Expiration Date. Because the price per Fund Share to be paid in the Offer to Repurchase will be dependent upon the net asset value per Fund Share as determined on the next business day after the Expiration Date, if such a decline continued through the Expiration Date, the consideration received by tendering stockholders would be reduced. In addition, the sale of portfolio securities will cause the Fund to incur increased brokerage and related transaction expenses and may also require the Fund to make additional taxable distributions to stockholders. Moreover, the Fund may receive proceeds from the sale of portfolio securities to finance the Offer to Repurchase less than their valuations by the Fund. Depending upon the timing of such sales, any such decline in NAV may adversely affect any tendering stockholders whose Fund Shares are accepted for purchase by the Fund, as well as those stockholders who do not sell Fund Shares pursuant to the Offer to Repurchase, thereby reducing the amount of proceeds received by tendering stockholders and the net asset value per Fund Share for non-tendering stockholders.

Higher Expense Ratio and Less Investment Flexibility. If the Fund purchases a substantial number of Fund Shares pursuant to the Offer to Repurchase, the net assets of the Fund will be reduced accordingly. The reduced net assets of the Fund as a result of the Offer to Repurchase will result in a higher expense ratio for the Fund and possibly in less investment flexibility for the Fund.

Effect on Liquidity for Shares not Tendered in the Offer. The Fund’s purchase of Fund Shares in the Offer to Repurchase will reduce the number of Fund Shares that might otherwise trade publicly, possibly significantly, and may reduce the number of the Fund’s stockholders. Assuming the Offer to Repurchase is fully subscribed, the Fund will have approximately 7,280,404 Fund Shares outstanding following the purchase of Fund Shares tendered in the Offer to Repurchase, a decrease of 16,987,608 Fund Shares. The actual number of Fund Shares outstanding will depend on the number of Fund Shares tendered and purchased in the Offer to Repurchase. This may reduce, possibly significantly, the volume of trading in the Fund Shares and make it more difficult to buy or sell significant amounts of Fund Shares without affecting the market price, which could adversely affect non-tendering stockholders.

Possible Proration and Cancellation. If greater than 70% of the Fund’s Shares are presented for repurchase pursuant to the Offer to Repurchase, the Fund will be required to purchase Fund Shares tendered on a pro rata basis, subject to the exception described in Section 1 above. Accordingly, tendering stockholders cannot be assured that all of the Fund Shares tendered will in fact be accepted for payment by the Fund. In addition, if stockholders tender 18,201,009 or more Fund Shares (or 75% or more of the issued and outstanding Fund Shares as of December 31, 2012), the Offer to Repurchase will be cancelled and the Fund will proceed to solicit proxies from stockholders for the liquidation and dissolution of the Fund.

Recognition of Capital Gains. As noted, the Fund may be required to sell portfolio securities pursuant to the Offer to Repurchase, in which event it might recognize capital gains. The Fund expects that it would distribute any such gains to stockholders (reduced by net capital losses realized during the fiscal year, if any) following the end of its fiscal year on December 31. This recognition and distribution of gains, if any, would have two negative consequences: first, stockholders at the time of declaration of the distributions would be required to pay taxes on a greater amount of capital gain distributions than otherwise would be the case; and second, to raise cash to make the distributions, the Fund might need to sell additional portfolio securities, thereby possibly realizing and recognizing additional capital gains. It is impossible to predict the amount of capital gains or losses that would be realized and recognized. In addition, some of the distributed gains may be realized on securities held for one year or less, which would generate income taxable to the stockholders at ordinary income rates.

Tax Consequences. The Offer to Repurchase will have tax consequences for tendering stockholders and, in certain circumstances, for non-tendering stockholders. See Section 13.

Pro Forma Effects on Capitalization. The following tables set forth (i) the net assets of the Fund as of December 31, 2012, adjusted to give effect to the Offer to Repurchase (excluding expenses and assuming the Fund repurchases 16,987,608 outstanding Fund Shares):

Pro Forma Capitalization

	As of December 31, 2012	Adjustment for Purchase at $13.28 per Fund Share(2)	Pro Forma as Adjusted(1)
Net assets	$325,372,536	$225,595,434	$99,777,102
Shares outstanding	24,268,012	16,987,608	7,280,404
Net asset value per Fund Share(3)	$13.41		$13.70

(1)	This table assumes purchase by the Fund of 16,987,608 shares, equal to 70% of the Fund’s outstanding shares as of December 31, 2012.

(2)	This amount represents 99% of the Fund’s net asset value as determined on December 31, 2012. Fund Shares tendered pursuant to the Offer to Repurchase will be purchased at a 1% discount to NAV on the next business day after the Expiration Date, which may be higher or lower than $13.28 per Fund Share, and the actual NAV per Fund Share also may be higher or lower than that shown above.

(3)	The Fund normally calculates the NAV of its Fund Shares daily at the close of regular trading on the NYSE on each day that the NYSE is open for trading and is determined by dividing the total net assets of the Fund by the number of Fund Shares outstanding.

8.    Price Range of Fund Shares.    The following table sets forth, for the periods indicated, the high and low NAVs per Fund Share and the high and low sale prices per Fund Share as reported on the NYSE.

		Net Asset Value		Market Price
		High	Low	High	Low
Fiscal Year (ending December 31)
	2010
1st Quarter		$15.27	$12.94	$14.67	$11.50
2nd Quarter		$15.06	$11.55	$12.58	$10.19
3rd Quarter		$14.06	$12.08	$12.78	$10.80
4th Quarter		$15.40	$14.02	$13.73	$12.53
	2011
1st Quarter		$14.97	$13.43	$13.51	$11.85
2nd Quarter		$15.16	$13.42	$13.16	$11.83
3rd Quarter		$14.68	$10.71	$13.07	$9.76
4th Quarter		$12.50	$10.12	$11.39	$9.24
	2012
1st Quarter		$13.10	$11.32	$11.98	$10.25
2nd Quarter		$12.69	$10.98	$11.56	$9.89
3rd Quarter		$12.49	$11.23	$11.40	$10.21
4th Quarter		$13.41	$12.39	$12.86	$11.30

On December 31, 2012, the Fund’s NAV was $13.41 per Fund Share, and the high, low, and closing prices per Fund Share on the NYSE on that date were $12.86, $12.74, and $12.86, respectively. During the pendency of the Offer to Repurchase, current NAV quotations can be obtained by contacting the Information Agent in the manner indicated in Section 1.

The tendering of Fund Shares, unless and until Fund Shares tendered are accepted for payment and purchase, will not affect the record ownership of any such tendered Fund Shares for purposes of entitlement to any dividends payable by the Fund.

9.    Selected Financial Information.    Set forth below is a summary of selected financial information for the Fund as of and for the fiscal years ended December 31, 2011 and December 31, 2010. The information with respect to the two fiscal years, other than the Fund’s NAV returns, has been excerpted from the Fund’s audited financial statements contained in its Annual Reports to Stockholders for these years. These reports have previously been provided to stockholders of the Fund. Copies of the two audited statements can be obtained for free, both at the website of the Securities and Exchange Commission (the “SEC”) (http://www.sec.gov) and from the Fund by calling (973) 367-7521. The summary of selected financial information set forth below is qualified in its entirety by reference to such statements and the financial information, the notes thereto and related matter contained therein.

SUMMARY OF SELECTED FINANCIAL INFORMATION

For the Years Indicated Below

	Year Ended December 31, 2011 (in thousands, except share data)	Year Ended December 31, 2010 (in thousands, except share data)
	(Audited)	(Audited)
STATEMENTS OF OPERATIONS
Total Investment Income	$8,937	$8,168
Total Expenses	(6,532)	(7,023)

Net Investment Income	2,405	1,145

Net Realized Gain (Loss) on Investment and Foreign Currency Transactions	2,856	41,553

Net Change in Unrealized Appreciation (Depreciation) of Investment and Foreign Currency Transactions	(91,222)	(22,314)

Net Increase (Decrease) in Net Assets from Investment Operations	$(85,961)	$20,384

STATEMENT OF ASSETS AND LIABILITIES (AT END OF YEAR)
Total Assets	$339,244	$461,435
Total Liabilities	(65,610)	(27,284)

Net Assets	$273,634	$434,151

NAV per Share	$11.28	$14.30

Shares Outstanding	24,268,012	30,369,219

	Year Ended December 31, 2011	Year Ended December 31, 2010
	(Audited)	(Audited)
SELECTED DATA FOR A SHARE OUTSTANDING THROUGHOUT EACH YEAR
NAV, Beginning of Year	$14.30	$14.67

Increase from Investment Operations
Net Investment Income	0.08 *	0.04 *
Net Realized and Unrealized Gain (Loss) on Investment and Foreign Currency Transactions	(2.93)	0.53

Total from Investment Operations	(2.85)	0.57

Dividends and Distributions to Shareholders
Dividends from Net Investment Income and Net Realized Gain from Foreign Currency Transactions	(0.18)	(0.01)
Distributions from net realized gain	(0.03)	—

Total Dividends and Distributions	(0.21)	(0.01)

Fund Share Transactions
Dilutive Effect of Rights Offerings	—	(0.80)
Offering Costs Charged to Paid-in Capital in Excess of Par	—	(0.13)
Accretion to net asset value, resulting from share repurchases and shares tendered	0.04	—

Total of Share Transactions	0.04	(0.93)

NAV, End of Year	$11.28	$14.30

Market Value, End of Year	$10.07	$13.15

	Year Ended December 31, 2011		Year Ended December 31, 2010
	(Audited)		(Audited)
RATIOS
Ratio of Expenses to Average Net Assets	1.66%		1.85%
Ratio of Net Investment Income to Average Net Assets	0.61%		0.30%
TOTAL INVESTMENT RETURN
Total Investment Return Based on:
Market Value(1)	(21.85)%		(5.41)%
NAV(2)	(19.70	)%**	(2.39	)%**

*	Based on average shares outstanding.

**	Unaudited.

(1)	Total investment return based on market value is calculated assuming a purchase of common stock at the current market price on the first day of each year reported and a sale at the current market price on the last day of each year reported, and assuming reinvestment of dividends and other distributions at prices obtained under the Fund’s Dividend Reinvestment Plan. Total investment return does not reflect brokerage commissions or the deduction of taxes that a shareholder would pay on Fund distributions or redemption of Fund Shares.

(2)	Total investment return based on the net asset value (“NAV”) is calculated based on change in the NAV and assumes reinvestment of dividends and distributions, if any, and the reinvestment price is based on end of ex-date NAV.

10.    Interest of Directors, Executive Officers and Certain Related Persons.     Information, as of particular dates, concerning the Fund’s directors and executive officers, their remuneration, any material interest of such persons in transactions with the Fund, and other matters is disclosed in proxy statements distributed to the Fund’s stockholders and filed with the SEC. Neither the Fund nor, to the best of the Fund’s knowledge, any of the Fund’s directors or executive officers, or associates of any of the foregoing, has effected any transaction in Fund Shares, except for dividend reinvestment, during the past 60 days.

Except as set forth in this Offer to Repurchase, neither the Fund, nor, to the best of the Fund’s knowledge, any of the Fund’s officers or directors, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer to Repurchase with respect to any securities of the Fund, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. CLIM, the largest beneficial owner of the Fund Shares, has agreed with the Fund to tender all the Fund Shares that it beneficially owns upon expiration of the Offer to Repurchase, and in the event that CLIM is able to tender all of the Fund Shares it beneficially owns, CLIM has agreed that it will enter into a “standstill agreement” with the Fund for one year following the completion of the Offer to Repurchase. Under the standstill agreement, CLIM would be permitted to be a passive investor in the Fund and to purchase Fund Shares for investment purposes only. The Fund has further agreed with CLIM that if 75% or more of the Fund’s outstanding Fund Shares have been tendered and not withdrawn in the Offer to Repurchase, then the Offer to Repurchase will be cancelled, the Board of Directors will recommend that the Fund be liquidated and the Fund will proceed to solicit proxies from stockholders for the liquidation and dissolution of the Fund immediately thereafter. The Fund has been advised that no director or officer of the Fund intends to tender Fund Shares pursuant to the Offer to Repurchase. The Offer to Repurchase does not, however, restrict the purchase of Fund Shares pursuant to the Offer to Repurchase from any such person. The Fund is not aware of any stockholders of the Fund that are associates of the directors and executive officers listed below within the meaning of Rule 12b-2 of the Exchange Act.

As of December 31, 2012, the directors and executive officers of the Fund, as well as certain other large stockholders, beneficially owned the following number of Fund Shares:

Person	Shares	Percent Beneficially Owned*
Directors
Edward Y. Baker	3,000	*	*
John A. Bult	24,253	*	*
Vincent Duhamel	0	—
John A. Hawkins	2,180	*	*
Gregory Hazlett	0	—
C. William Maher	0	—
Moritz Sell	0	—
Jonathan J.K. Taylor	7,810	*	*
Tak Lung Tsim	0	—
Executive Officers
Alan Goodson (President and Chief Executive Officer)	0	—
Christian Pittard (Vice President)	0	—
Grace C. Torres (Chief Financial Officer and Treasurer)	0	—
Deborah A. Docs (Chief Legal Officer and Secretary)	0	—
Andrew R. French (Assistant Secretary)	0	—
Valerie M. Simpson (Chief Compliance Officer)	0	—
Theresa C. Thompson (Deputy Chief Compliance Officer)	0	—
Lana Lomuti (Assistant Treasurer)	0	—
Peter Parrella (Assistant Treasurer)	0	—
Other Persons
City of London Investment Group PLC***	8,643,814	35.6%
Bulldog Investors, Brooklyn Capital Management, Phillip Goldstein and Andrew Dakos ****	2,151,256	8.86%

*	Percent beneficially owned is based on 24,268,012 Fund Shares outstanding as of December 31, 2012.

**	Shares beneficially owned represent less than 1% of the Fund’s outstanding Fund Shares as of December 31, 2012.

***	City of London Investment Group PLC’s business address as reported on its Schedule 13G filed with the SEC on December 5, 2012 is c/o City of London Investment Management Company Limited, 77 Gracechurch Street, London, UK EC3V 0AS. Fund Shares owned by City of London Investment Group PLC represents shares beneficially owned by City of London Investment Group PLC as reported on its Schedule 13G.

****	The business address included in the Schedule 13D/A filed with the SEC on December 26, 2012 for Bulldog Investors, Brooklyn Capital Management, Phillip Goldstein and Andrew Dakos is Bulldog Investors, Park 80 West, Plaza Two, Suite 750, Saddle Brook, NJ 07663. Fund Shares owned by Bulldog Investors, Brooklyn Capital Management, Phillip Goldstein and Andrew Dakos represents Fund Shares beneficially owned as reported on their Schedule 13D/A filed with the SEC on December 26, 2012.

11.    Certain Information about the Fund.     The Fund’s principal executive offices are located at Gateway Center Three, 4th Floor, Newark, New Jersey 07102-4077 (telephone number (973) 367-7521). The Fund was incorporated in Maryland on May 11, 1992 and is a closed-end management investment company registered under the 1940 Act since 1992. The Fund’s investment objective is to achieve long-term capital appreciation. The Fund seeks to achieve its investment objective by investing in listed equity securities of China companies, companies that (i) are organized under the laws of, and have their principal place of business in, China, Hong Kong or Taiwan (ii) during their most recent fiscal year derived at least 50% of their revenues or profits from goods produced or sold, investments made or services performed in China, Hong Kong or Taiwan or have at least 50% of their assets in China, Hong Kong or Taiwan. Under normal market conditions, as a fundamental policy, we invest at least 65% of our total assets in equity securities of China companies listed on stock exchanges in China, Hong Kong or Taiwan. The inclusion of Taiwan in the foregoing is effective as of October 23, 2011.

Aberdeen, the Fund’s investment manager, is located at 21 Church Street #01-01, Capital Square Two, Singapore 049480, and is a Singapore corporation that is a wholly owned subsidiary of Aberdeen Asset Management PLC, with its principal office located at 10 Queen’s Terrace, Aberdeen, United Kingdom AB10 1YG. Aberdeen is a U.S. registered investment advisor that can and does provide equity and fixed income advisory services to U.S. clients. Aberdeen has extensive experience in managing Asian and Chinese equities in both regional and single country mandates. Aberdeen currently manages a China equity fund, the Aberdeen Global — Chinese Equity Fund (“Aberdeen Chinese Equity Fund”), a Luxembourg open-end fund (http://www.aberdeen-asset.lu/doc.nsf/Lit/FactsheetGlobalChineseEquity). The information on the website referred to in the prior sentence is not a part of or incorporated by reference into this Offer to Repurchase.

The Aberdeen Chinese Equity Fund is not a U.S. registered investment company and is not subject to certain limitations, diversification requirements and other restrictions imposed under the 1940 Act and the Internal Revenue Code to which the Fund is subject and which, if applicable to the Aberdeen Chinese Equity Fund, may have adversely affected its performance. The Aberdeen Chinese Equity Fund is similar to the Fund in that both seek long-term capital appreciation by investing in equity securities of Chinese companies. However, there are important differences between the investment strategies and style of the two funds, including the definition of Chinese companies. In addition, the Fund and the Aberdeen Chinese Equity Fund have differing fees and expenses and compare their performance to different benchmarks. Stockholders of the Fund should not rely on the performance data of the Aberdeen Chinese Equity Fund as an indication of the future performance of the Fund under Aberdeen’s management. This is not an offer to sell shares of the Aberdeen Chinese Equity Fund, which is not offered for sale to U.S. persons and is not sold in the U.S.

Aberdeen Asset Management PLC is a global investment management group, managing assets for both institutional and retail clients from offices around the world, with assets under management and advice of US$302.4 billion as of September 30, 2012.

12.     Additional Information.    An Issuer Tender Offer Statement on Schedule TO (the “Schedule TO”), including the exhibits thereto, filed with the SEC, provides certain additional information relating to the Offer to Repurchase, and may be inspected and copied at the prescribed rates at the SEC’s public reference facilities at its Headquarters Office, 100 F Street, N.E., Room 1580, Washington, DC 20549. Copies of the Schedule TO and the exhibits may also be obtained by mail at the prescribed rates from the Public Reference Branch of the SEC at 100 F Street, N.E., Washington, DC 20549.

13.     Certain United States Federal Income Tax Consequences.    The following discussion is a general summary of the U.S. federal income tax consequences of a sale of Fund Shares pursuant to the Offer to Repurchase. This summary is based on current U.S. federal income tax law, including the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, Internal Revenue Service (“IRS”) rulings, judicial authority and current administrative rulings and practice, all of which may be repealed, revoked or modified so as to result in U.S. federal tax consequences different from those discussed below. There can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below, and the Fund has not obtained, nor does the Fund intend to obtain, a ruling from the IRS or an opinion of counsel with respect to any of the consequences described below. Each stockholder should consult his or her own tax advisor for a full understanding of the tax consequences of such a sale, including potential state, local and foreign taxation by jurisdictions of which the stockholder is a citizen, resident or domiciliary.

The following discussion does not purport to be a complete analysis of all of the potential U.S. federal income tax consequences that may be relevant to particular stockholders in light of their particular circumstances, nor does it deal with stockholders that are subject to special tax rules, such as financial institutions, brokers or dealers in securities, commodities or currencies, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, former citizens or residents of the United States, stockholders who hold Fund Shares as part of a hedge, integrated transaction, straddle, constructive sale or conversion transaction, stockholders that hold or dispose of Fund Shares as part of a wash sale for tax purposes, stockholders subject to the alternative minimum tax, regulated investment companies, real estate investment trusts, U.S. Stockholders (defined below) whose functional currency is not the U.S. dollar, or stockholders that acquired their Fund Shares through the exercise of employee stock options or otherwise as compensation. If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Fund Shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding Fund Shares should consult its tax advisor with regard to the U.S. federal income tax treatment of a sale of Fund Shares pursuant to the Offer to Repurchase.

As used herein, the term “U.S. Stockholder” refers to a stockholder who is (i) a citizen or treated under the Code as a resident of the U.S., (ii) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any State thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of the source of such income, and (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. The term “Non-U.S. Stockholder” refers to a stockholder who is not a U.S. Stockholder.

(a)    U.S. Stockholders.    A U.S. Stockholder whose Fund Shares are repurchased pursuant to the Offer to Repurchase will generally be treated as having sold the Fund Shares and will recognize gain or loss for U.S. federal income tax purposes if, as a result of the Offer to Repurchase, after applying the ownership attribution rules under Section 318 of the Code, (i) such stockholder’s percentage ownership of the Fund is reduced to 0%, (ii) such stockholder’s percentage ownership of the Fund is reduced to a less-than-50% voting interest in the Fund and less than 80% of such stockholder’s percentage ownership of the Fund prior to the Offer to Repurchase, or (iii) the distribution is otherwise not “essentially equivalent to a dividend” with respect to such stockholder (for this purpose, a redemption is “not essentially equivalent to a dividend” if it results in a “meaningful reduction” of a stockholder’s percentage interest in the Fund; whether a reduction is “meaningful” depends on a stockholder’s particular facts and circumstances). Such gain or loss will equal the difference between the price paid by the Fund for the Fund Shares pursuant to the Offer to Repurchase and the stockholder’s adjusted tax basis in the Fund Shares sold. A tendering U.S. Stockholder’s gain or loss will be capital gain or loss if the Fund Shares sold are held by the U.S. Stockholder at the time of sale as capital assets and will be treated as either long-term if the Fund Shares have been held for more than one year or as short-term if the Fund Shares have been held for one year or less. Any loss realized by a stockholder on the sale of a Fund Share held by the stockholder for six months or less will be treated for U.S. federal income tax purposes as a long-term capital loss to the extent of any distributions or deemed distributions of long-term capital gains received by the stockholder with respect to such Fund Share. The maximum U.S. federal income tax rate applicable to capital gains recognized by a non-corporate U.S. Stockholder is (i) the same as the applicable ordinary income rate for short-term capital gains or (ii) a maximum 20% for long-term capital gains for taxable years beginning on or after January 1, 2013.

In the event that a tendering stockholder’s percentage ownership of the Fund (determined after applying the ownership attribution rules under Section 318 of the Code) is not reduced to 0%, the distribution is not substantially disproportionate with respect to the tendering stockholder, and the distribution is treated as “essentially equivalent to a dividend,” such stockholder would be deemed to receive a distribution from the Fund with respect to the Fund Shares held (or deemed held under Section 318 of the Code) by the stockholder after the tender. The amount of this distribution would equal the price paid by the Fund to such stockholder for the Fund Shares sold. The distribution would be taxable as a dividend to the extent of the Fund’s current or accumulated earnings and profits allocable to such distribution, and the adjusted basis of the Fund Shares held (or deemed held under Section 318 of the Code) by such stockholder after the tender would be increased by the stockholder’s adjusted tax basis in the Fund Shares sold in the tender and decreased by the portion of such distribution treated as a return of capital. In the case of a tendering U.S. Stockholder that is a corporation treated as receiving a distribution from the Fund in connection with the transaction, special basis adjustments may also apply with respect to any Fund Shares of such U.S. Stockholder not repurchased in connection with the Offer to Repurchase.

Provided that no tendering stockholder is treated as receiving a dividend as a result of the Offer to Repurchase, stockholders whose percentage ownership of the Fund increases as a result of the Offer to Repurchase will not be treated as realizing taxable constructive distributions by virtue of that increase. In the event that any tendering stockholder is deemed to receive a dividend, it is possible that stockholders whose percentage ownership of the Fund increases as a result of the tender, including stockholders who do not tender any Fund Shares pursuant to the Offer to Repurchase, may be deemed to receive a constructive distribution under Section 305(c) of the Code in the amount of the increase in their percentage ownership of the Fund as a result of the Offer to Repurchase. Such constructive distribution will be treated as a dividend to the extent of the Fund’s current or accumulated earnings and profits allocable to it. Such dividend treatment will not apply if the tender is treated as an “isolated redemption” within the meaning of the Treasury regulations.

The Depositary will be required to back-up withhold 28% of the gross proceeds paid to a U.S. Stockholder or other payee pursuant to the Offer to Repurchase unless either (i) the U.S. Stockholder has completed and submitted to the Depositary an IRS Form W-9, providing the U.S. Stockholder’s employer identification number or social security number, as applicable, and certifying under penalties of perjury that (A) such number is correct, (B) either (1) the U.S. Stockholder is exempt from back-up withholding, (2) the U.S. Stockholder has not been notified by the IRS that the U.S. Stockholder is subject to back-up withholding as a result of a failure to report all interest or dividends, or (3) the IRS has notified the U.S. Stockholder that the U.S. Stockholder is no longer subject to back-up withholding, and (C) the U.S. Stockholder is a U.S. citizen or other U.S. person; or (ii) an exception applies under applicable law. A Form W-9 is included as part of the Letter of Transmittal for U.S. Stockholders.

A United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax (the “Medicare tax”), will be subject to a 3.8% tax on the lesser of (1) the United States holder’s “net investment income” for the relevant taxable year and (2) the excess of the United States holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its net gains or dividend income recognized upon a sale of Fund Shares pursuant to the Offer to Repurchase, unless such net gains or dividend income are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your gains and income in respect of a sale of Fund Shares pursuant to the Offer to Repurchase.

(b)    Non-U.S. Stockholders.    The U.S. federal income taxation of a Non-U.S. Stockholder (as defined above) on a sale of Fund Shares pursuant to the Offer to Repurchase depends on the tax characterization of the transaction as either a sale of the Fund Shares or a distribution by the Fund, determined in the same manner as discussed above for U.S. Stockholders, as well as whether the Non-U.S. Stockholder’s participation in such transaction is “effectively connected” with a trade or business carried on in the U.S. by such Non-U.S. Stockholder. If the sale of Fund Shares pursuant to the Offer to Repurchase is not effectively connected with a trade or business carried on in the U.S. by such Non-U.S. Stockholder, any gain realized by a Non-U.S. Stockholder upon the tender of Fund Shares pursuant to the Offer to Repurchase that is respected as a sale or exchange for U.S. federal income tax purposes will not be subject to U.S. federal income tax or to any U.S. withholding tax; provided, however, that such gain will be subject to U.S. federal income tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty) if the Non-U.S. Stockholder is a non-resident alien individual who is physically present in the United States for more than 182 days during the taxable year of the sale and certain other conditions are satisfied. If, however, all or a portion of the proceeds received by a tendering

Non-U.S. Stockholder is treated for U.S. tax purposes as a distribution by the Fund that is a dividend, or if a Non-U.S. Stockholder is otherwise treated as receiving a deemed distribution that is a dividend by reason of the stockholder’s increase in its percentage ownership of the Fund resulting from other stockholders’ sale of Fund Shares pursuant to the Offer to Repurchase, the dividend received or deemed received by the Non-U.S. Stockholder will be subject to a U.S. withholding tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty). Following completion of the Offer to Repurchase, the Fund will determine whether to withhold U.S. federal income tax from payments made pursuant to the Offer to Repurchase to Non-U.S. Stockholders. A Non-U.S. Stockholder may be eligible to obtain a refund of all or a portion of any tax so withheld. Non-U.S. Stockholders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. If any gain or dividend income realized on the tender of Fund Shares by a Non-U.S. Stockholder is effectively connected with a trade or business carried on in the U.S. by the Non-U.S. Stockholder, such gain or dividend will be treated and taxed in the same manner as if the Non-U.S. Stockholder were a U.S. Stockholder.

In addition, if the Non-U.S. Stockholder is a non-U.S. corporation, it may be subject to 30% (or such lower rate as may be applicable under a tax treaty) branch profits tax on effectively connected income.

Non-U.S. Stockholders should provide the Depositary with a completed IRS Form W-8BEN or other appropriate form in order to avoid back-up withholding on the proceeds they receive from the Offer to Repurchase. Back-up withholding is not an additional tax and any amount withheld may be credited against a stockholder’s U.S. federal income tax liability. Form W-8BEN is included as part of the Letter of Transmittal.

(c)     Other Tax Consequences.    The Fund’s purchase of Fund Shares in the Offer to Repurchase may directly result in, or contribute to a subsequent, limitation on the Fund’s ability to use capital loss carryforwards to offset future gains. Therefore, in certain circumstances, stockholders who remain stockholders following completion of the Offer to Repurchase may pay taxes sooner, or pay more taxes, than they would have had the Offer to Repurchase not occurred.

Under Treasury regulations, if a stockholder recognizes a loss with respect to the Fund’s Shares of $2 million or more for an individual stockholder or $10 million or more for a corporate stockholder, the stockholder must file with the IRS a disclosure statement on Form 8886. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Stockholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

14.    Amendments; Extension of Tender Period; Termination.    The Fund reserves the right, at any time during the pendency of the Offer to Repurchase, to amend or extend the Offer to Repurchase in any respect. Without limiting the manner in which the Fund may choose to make a public announcement of such an amendment, extension or termination, the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement, except as provided by applicable law (including Rule 13-4(e) and Rule 14e-l(d) promulgated under the Exchange Act) and by the requirements of the NYSE (including the listing agreement with respect to the Fund Shares).

Except to the extent required by applicable law (including Rule 13e-4(f)(1) promulgated under the Exchange Act), the Fund will have no obligation to extend the Offer to Repurchase. In the event that the Fund is obligated, or elects, to extend the Offer to Repurchase, the purchase price for each Fund Share purchased pursuant to the Offer to Repurchase will be equal to 99% of the per Fund Share NAV as determined by the Fund on the next business date after the Expiration Date as extended. No Fund Shares will be accepted for payment until on or after the new Expiration Date.

15.    Miscellaneous.    The Offer to Repurchase is not being made to, nor will the Fund accept tenders from, or on behalf of, owners of Fund Shares in any jurisdiction in which the making of the Offer to Repurchase or its acceptance would not comply with the securities or “blue sky” laws of that jurisdiction. The Fund is not aware of any jurisdiction in which the making of the Offer to Repurchase or the acceptance of tenders of, purchase of, or payment for, Fund Shares in accordance with the Offer to Repurchase would not be in compliance with the laws of such jurisdiction. The Fund, however, reserves the right to exclude stockholders in any jurisdiction in which it is asserted that the Offer to Repurchase cannot lawfully be made or tendered Fund Shares cannot lawfully be accepted, purchased or paid for. So long as the Fund makes a good-faith effort to comply with any state law deemed applicable to the Offer to Repurchase, the Fund believes that the exclusion of holders residing in any such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction where the securities, blue sky or other laws require the Offer to Repurchase to be made by a licensed broker or dealer, the Offer to Repurchase shall be deemed to be made on the Fund’s behalf by one or more brokers or dealers licensed under the laws of such jurisdiction.

THE GREATER CHINA FUND, INC.

January 8, 2013